UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 6, 2007

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)

(770) 829-3700
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Beazer Homes USA, Inc. announced today that on September 6, 2007 it received purported default notices from U.S. Bank National Association, the trustee under the indentures governing Beazer’s outstanding 8 5/8% senior notes due May 2011; 8 3/8% senior notes due April 2012; 6 1/2% senior notes due November 2013; 6 7/8% senior notes due July 2015; and 8 1/8% senior notes due June 2016. The notices allege that the Company is in default under the indentures because it has not yet filed with the Securities and Exchange Commission and delivered to the trustee its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007. The notices further allege that these defaults will become events of default under the indentures if not remedied within 60 days.

The Company does not believe that it is in default under the indentures governing its outstanding senior notes because the indentures require only that Beazer deliver to the trustee copies of Beazer’s SEC reports within 15 days after such reports are actually filed with the SEC. Therefore, the Company believes that the notices of default are invalid and without merit.

As previously announced, Beazer has filed an action in United States District Court in Atlanta, Georgia against the trustee. Beazer is seeking, among other relief, a declaration from the court against the trustee that the delay in filing with the SEC Beazer’s Form 10-Q for the third quarter does not constitute a default under the applicable indentures and that the delay will not give rise to any right of acceleration on the part of the holders of the senior notes.

As previously disclosed in the Company’s August 15, 2007 Form 8-K Current Report, the Company’s delay in filing its third quarter Form 10-Q is the result of a continuing independent internal investigation by the Audit Committee of the Company’s Board of Directors. The Company’s Audit Committee and its independent counsel are working expeditiously to complete the internal investigation as soon as practicable. For a further explanation of the investigation and related matters, including certain risks related to the alleged defaults under the indentures governing the Company’s senior notes, please refer to the Company’s August 15, 2007 Form 8-K Current Report.

A copy of a press release issued today announcing receipt of the purported notices is attached hereto as exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release issued on September 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: September 7, 2007	By:	/s/Allan P. Merrill
Allan P. Merrill
Executive Vice President and Chief Financial Officer